Exhibit 4.25

POWER OF ATTORNEY

I, LU Wen, a citizen of the People’s Republic of China (the “PRC”), PRC ID card number ####, hereby irrevocably authorize 1Verge Internet Technology (Beijing) Co., Ltd (“1Verge Internet”) or any individual or entity designated by 1Verge Internet in writing, to the extent permitted by the PRC law, (each an “Authorizee”)to exercise the following powers and rights during the term of this Power of Attorney pursuant to Section 3.5 of the Business Operations Agreement entered into among, 1Verge Internet, Zhejiang Dongyang Tianshi Media Limited. (“Dongyang Tianshi”), HU Qiong and I (the “Operations Agreement”):

I confirm and acknowledge that I authorized and designated the Authorizee to vote on my behalf at Dongyang Tianshi ‘s shareholders’ meetings  and to exercise full voting rights as a shareholder of Dongyang Tianshi as granted to myself by law and under Dongyang Tianshi’s Articles of Association during the term of this Power of Attorney (“POA”). Such voting rights include, but are not limited to, the right to propose the holding of shareholders’ meetings, to accept any notification(s) regarding the holding and discussion procedures of meetings, to attend Dongyang Tianshi’s shareholders’ meetings and to exercise full voting rights (i.e., being my authorized representative at shareholders’ meetings, designating and appointing an executive director or directors of the Board and the general manager, deciding the allotment of profits, etc.), to sell or transfer any or all of my shares of Dongyang Tianshi. This POA confirms and clarifies my authorizations to the Authorizee during the term of the POA.

This POA takes effect as of January 6, 2012 until the termination of the Operations Agreement, unless the Operations Agreement is terminated early for any reason or the relevant events as outlined above occur.

LU Wen

/s/ LU Wen

Date: 2012

 POWER OF ATTORNEY

I, HU Qiong, a citizen of the People’s Republic of China (the “PRC”), PRC ID card number ####, hereby irrevocably authorize 1Verge Internet Technology (Beijing) Co., Ltd (“1Verge Internet”) or any individual or entity designated by 1Verge Internet in writing, to the extent permitted by the PRC law (each an “Authorizee”) to exercise the following powers and rights during the term of this Power of Attorney pursuant to Section 3.5 of the Business Operations Agreement entered into among, 1Verge Internet, Zhejiang Dongyang Tianshi Media Limited. (“Dongyang Tianshi”), LU Wen and I (the “Operations Agreement”):

I confirm and acknowledge that I authorized and designated the Authorizee to vote on my behalf at Dongyang Tianshi ‘s shareholders’ meetings  and to exercise full voting rights as a shareholder of Dongyang Tianshi as granted to myself by law and under Dongyang Tianshi’s Articles of Association during the term of this Power of Attorney (“POA”). Such voting rights include, but are not limited to, the right to propose the holding of shareholders’ meetings, to accept any notification(s) regarding the holding and discussion procedures of meetings, to attend Dongyang Tianshi’s shareholders’ meetings and to exercise full voting rights (i.e., being my authorized representative at shareholders’ meetings, designating and appointing an executive director or directors of the Board and the general manager, deciding the allotment of profits, etc.), to sell or transfer any or all of my shares of Dongyang Tianshi. This POA confirms and clarifies my authorizations to Authorizee during the term of the POA.

This POA takes effect as of January 6, 2012 until the termination of the Operations Agreement, unless the Operations Agreement is terminated early for any reason or the relevant events as outlined above occur.

HU Qiong

/s/ HU Qiong

Date: 2012